FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1
---------------------

CONTACT AT (781) 402-3410
        GLENN L. COOPER, M.D.                        WILLIAM B. BONI
        PRESIDENT AND CHIEF EXECUTIVE OFFICER        VP, CORP. COMMUNICATIONS

               COURT ISSUES PRELIMINARY APPROVAL OF INTERNEURON'S

                        FORMAL REDUX SETTLEMENT AGREEMENT

LEXINGTON, MA, September 28, 1998 - Interneuron Pharmaceuticals, Inc. (NASDAQ:
IPIC) today announced that the U.S. District Court for the Eastern District of Pennsylvania has preliminarily approved a formal agreement to settle all product liability litigation and claims against the Company related to Redux(TM) (dexfenfluramine). The Court also conditionally certified a limited fund class action.

The Court order follows a letter of understanding outlining terms of the settlement announced on September 3, 1998 and execution of the formal settlement agreement between the Company and the Plaintiffs' Management Committee, consisting of attorneys designated by the Court to represent plaintiffs in the multi-district litigation relating to Redux. A fairness hearing on the settlement has been scheduled for February 25, 1999.

"This action marks important, timely progress toward the finalization of the settlement of Redux product liability litigation," said Glenn L. Cooper, M.D., president and chief executive officer of Interneuron. "It represents a significant step toward putting this litigation behind us as we focus on continuing progress with our products in late-stage clinical development."

Redux was a prescription anti-obesity drug withdrawn from the market in September 1997 by Interneuron and Wyeth-Ayerst Laboratories, a division of American Home Products Corporation.

The limited fund class action established by this settlement includes all persons in the United States who used Redux, and certain other persons such as their family members, who would be bound by the terms of the settlement. Membership in the class is mandatory for all persons included within the class definition.

                                    - MORE -
Page 1 of 2

Under the terms of the proposed settlement, class members asserting claims against Interneuron will be required to seek compensation only from the settlement fund, and their lawsuits against Interneuron will be dismissed. By agreeing to the proposed settlement, Interneuron does not admit liability to any plaintiffs or claimants.

As previously announced, the settlement agreement requires Interneuron to deposit a total of $15 million in three installments into a settlement fund. The first installment of $2 million has been deposited into the settlement fund. A second installment of $3 million is to be made after the settlement agreement is approved by the Court, which would follow the fairness hearing. These installments will be returned to Interneuron if the settlement does not become final. A third installment of $10 million, plus interest, is to be made after the settlement becomes final.

In addition, the proposed settlement provides for Interneuron to deposit all remaining and available insurance proceeds related to Redux into the settlement fund. Interneuron has also agreed to make certain royalty payments to the settlement fund, in the total amount of $55 million, based upon sales of Interneuron products and other revenues, over a seven year period after the settlement becomes final. If, at the end of that seven year period, the amount of royalty payments made by Interneuron is less than $55 million, the settlement fund will receive shares of Interneuron stock in an amount equal to the unpaid balance divided by approximately $7.50 per share. At or prior to the time the settlement becomes final, the Company will incur charges to operations equal to the estimated fair value of the consideration given, exclusive of insurance proceeds. The formal settlement will not become final until approved by the Court and the time for filing appeals has passed or all appeals have been exhausted.

Interneuron Pharmaceuticals and its majority-owned subsidiary, Intercardia, Inc. (NASDAQ: ITRC) are engaged in the development and commercialization of a portfolio of products and product candidates for central nervous system, cardiovascular and other disorders, including multiple compounds in late-stage clinical development.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties as detailed from time to time in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934, including in particular, risks relating to the withdrawal of Redux and Redux-related litigation, including risk relating to the finalization of the proposed related settlement, uncertainties relating to regulatory approvals and clinical trials; product liability; the need for additional funds; the early stage of products under development; risks relating to product launches and managing growth; government regulation, patent risks, dependence on third parties and competition.

                                       ###


Page 2 of 2